                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            NATURAL WONDERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [Logo]






                             NATURAL WONDERS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 10, 1998

Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Natural Wonders, Inc., a Delaware corporation (the "Company"), to be held on June 10, 1998 at 9:00 a.m. at the principal offices of the Company, located at 4209 Technology Drive, Fremont, California 94538, for the following purposes:

1. To elect two (2) Class II directors to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

2. To approve amendments to the Natural Wonders, Inc. 1993 Amended and Restated Omnibus Stock Option Plan (the "Stock Plan") (i) to increase the maximum aggregate number of shares of Common Stock that may be issued under the Stock Plan from 2,000,000 shares to 2,500,000 shares, (ii) to increase the limit on the number of shares of Common Stock underlying options granted to one optionee within any fiscal year from 100,000 shares to 200,000 shares, and (iii) to increase the limit on the number of shares of Common Stock underlying options granted in the form of a one-time grant to a newly-hired employee from 200,000 shares to 700,000 shares.

3. To approve an amendment to the Natural Wonders, Inc. 1993 Outside Directors Stock Option Plan (the "Directors Plan") to increase the maximum number of shares of Common Stock of the Company which may be issued under the Directors Plan from 150,000 shares to 250,000 shares.

4. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending January 30, 1999.

5.   To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 29, 1998 are entitled to notice of, and to vote at, this meeting and any continuation or adjournments thereof.

                                       By Order of the Board of Directors

                                       PEARSON C. CUMMIN III
                                       CHAIRMAN

Fremont, California
May 18, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                               Table of Contents

                                                                           Page
VOTING RIGHTS ............................................................    1

NOMINATION AND ELECTION OF DIRECTORS .....................................    2
   Meetings of the Board of Directors and Committees......................    3
   Compensation of Directors..............................................    4

PROPOSAL TO AMEND THE 1993 OMNIBUS STOCK PLAN.............................    5
   Summary of 1993 Omnibus Stock Plan as amended..........................    5
   Summary of United States Federal Income Tax Consequences of Stock
     Options..............................................................    9

PROPOSAL TO AMEND THE 1993 OUTSIDE DIRECTORS STOCK PLAN...................   12
   Summary of 1993 Outside Directors Stock Plan as amended................   12
   Summary of United States Federal Income Tax Consequences of Stock
     Options..............................................................   13

APPOINTMENT OF INDEPENDENT AUDITORS.......................................   14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   15

EXECUTIVE OFFICERS OF THE REGISTRANT......................................   18

EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS..........................   20
   Compensation of Executive Officers.....................................   20
   Stock Options Granted in Fiscal 1997...................................   22
   Option Exercises and Fiscal 1997 Year-End Values.......................   23
   Employment Contracts and Change of Control Arrangements................   24
   Compliance with Section 16(a) of the Securities Exchange Act of 1934...   24

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION............   25
   Overview and Policies for Fiscal Year 1997.............................   25
   Chief Executive Officer Compensation...................................   26
   Deductibility of Executive Compensation................................   26

COMPARISON OF STOCKHOLDER RETURN..........................................   28

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING..............   29

TRANSACTION OF OTHER BUSINESS.............................................   29

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF STOCKHOLDERS


                             NATURAL WONDERS, INC.
                             4209 TECHNOLOGY DRIVE
                           FREMONT, CALIFORNIA 94538
                                 (510) 252-9600


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Natural Wonders, Inc., a Delaware corporation (the "Company"), of Proxies for use at the Annual Meeting of Stockholders to be held on June 10, 1998, or any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Proxy are first being sent to stockholders on approximately May 18, 1998. The cost of the solicitation of Proxies will be borne by the Company. The Board may use the services of the Company's directors, officers and others to solicit Proxies, personally or by telephone. The Board may also arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons and the Company may reimburse them for their reasonable out-of-pocket expenses incurred in so doing. The Annual Report for the fiscal year ended January 31, 1998 ("Fiscal 1997"), including financial statements, is being mailed to stockholders concurrently with the mailing of this Proxy Statement.


                                 VOTING RIGHTS

     The voting securities of the Company entitled to vote at the Annual Meeting consist of shares of Common Stock. Only stockholders of record at the close of business on April 29, 1998 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 8,087,476 shares of the Company's Common Stock outstanding. Each share of Common Stock is entitled to one vote. The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or by Proxy, shall constitute a quorum for the transaction of business at the meeting. If an executed Proxy is submitted without any instruction for the voting of such Proxy, the Proxy will be voted in favor of the proposals described.

     All shares represented by valid Proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. A stockholder who signs and returns a Proxy will have the power to revoke it at any time before it is voted. A Proxy may be revoked by filing with the President of the Company a written revocation or duly executed Proxy bearing a later date, or by appearing at the Annual Meeting and electing to vote in person.

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than February 10, 1999.

                                  PROPOSAL ONE
                      NOMINATION AND ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of three classes, with the classes serving for staggered three year terms. Currently, there is one director in Class III (and one vacancy), and two directors each in Class I and Class II. Two Class II directors are to be elected at the Annual Meeting, whose term will then expire at the Annual Meeting of Stockholders in 2001. The term of each Class I director will expire at the Annual Meeting of Stockholders in 2000. The term of each Class III director will expire at the Annual Meeting of Stockholders in 1999.

     The Board's two nominees for election as Class II directors at the Annual Meeting are Peter G. Hanelt and Julius Jensen III, the current Class II members of the Board of Directors. If elected, the nominees will serve as directors until the earlier to occur of (i) the Company's Annual Meeting of Stockholders in 2001 or (ii) their resignation or the vacancy of their office as a result of death, removal, or other cause in accordance with the Bylaws of the Company. The Board knows of no reason why any nominee should be unable or unwilling to serve. However, if any nominee should for any reason be unable or unwilling to serve, the Proxies will be voted for such substitute nominee as Management may designate. Proxies may not be voted for more than two nominees.

     THE BOARD RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN. If a quorum is present and voting, the nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the vote.

     The name of the Class II nominees for directors and certain information about them are set forth below. The names of directors and certain information about the Class I and Class III directors with unexpired terms are also set forth below.


              NAME                           POSITIONS WITH THE COMPANY                 AGE          DIRECTOR SINCE
--------------------------------     ------------------------------------------      ----------      --------------
NOMINEES FOR CLASS II DIRECTORS:

Peter G. Hanelt                      Interim President, Interim Chief Executive          52               1997
                                     Officer, Chief Operating Officer, Chief
                                     Financial Officer and Director

Julius Jensen III                    Director                                            64               1996

CONTINUING CLASS I DIRECTORS WHOSE TERMS WILL EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2000:

Peter L. Harris                      Director                                            54               1997

David H. Folkman                     Director                                            63               1998

CONTINUING CLASS III DIRECTOR WHOSE TERMS WILL EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 1999:

Pearson C. Cummin III                Director and Chairman of the Board                  55               1988

     PEARSON C. CUMMIN III has served as Chairman of the Board since March 1997 and a director of the Company since July 1988. Mr. Cummin has served as a general partner of Consumer Venture Partners, a venture capital investment firm since January 1986. Mr. Cummin is a director of Pacific Sunwear of California, Inc. and of Boston Beer Company, Inc.

     PETER G. HANELT has served as a director of the Company since March 1997 and as the Chief Operating Officer and Chief Financial Officer of the Company since February 1998. Additionally, Mr. Hanelt was appointed Interim President and Interim Chief Executive Officer effective May 1, 1998. In 1997, Mr. Hanelt served as a Retail and Wholesale Consumer Products Consultant. Mr. Hanelt served as Chief Operating Officer and Chief Financial Officer of Esprit De Corp, an apparel manufacturer, wholesaler and retailer, from October 1993 to February 1997, and as President, Retail Division of Esprit De Corp. from August 1995 to April 1996. Also, Mr. Hanelt served as Vice President, Finance and Operations of Saint Francis Memorial Hospital, a private teaching hospital from September 1992 to October 1993, and Acting Chief Operating Officer and Chief Financial Officer of Post Tool, Inc., a retailer of power and hand tools, from August 1990 to September 1992. Mr. Hanelt is a director of the Shoe Pavilion, Inc.

     DAVID H. FOLKMAN has served as a director of the Company since February 1998. Mr. Folkman has served as Principal of Regent Pacific Management Corp., a retail consulting firm, since January 1991. Additionally, Mr. Folkman served as Chief Executive Officer and President of Esprit De Corp., an apparel manufacturer, wholesaler and retailer, from March 1993 to July 1995. Previous to this, Mr. Folkman served as General Partner of U.S. Venture Partner from April 1987 to December 1990 and as Chief Executive Officer and President of The Emporium from March 1982 to March 1987. Mr. Folkman is a director of the Shoe Pavilion, Inc.

     PETER L. HARRIS has served as a director of the Company since January 1997. Mr. Harris has served as Chairman, Chief Executive Officer and President of Expressly Portraits, a family portrait studio chain, since August 1995. Previously, Mr. Harris served as Chairman and Chief Executive Officer of Accolade, Inc., a publisher of interactive entertainment software, from May 1994 to August 1995. He has also served as President of Phoenix Retailing since July 1992, as President and Chief Executive Officer of FAO Schwarz from August 1985 to July 1992 and as President of Gemco Department Stores from February 1980 to September 1984. Mr. Harris is a director of Hollywood Park, Inc., On-Sale, Inc. and Pacific Sunwear of California, Inc.

     JULIUS JENSEN III has served as a director of the Company since February 1996. Mr. Jensen has served as a general partner of Copley Venture Partners, a venture capital investment firm since April 1982. Mr. Jensen is a director of Pacific Sunwear of California, Inc.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During Fiscal 1997, the Board of Directors held four meetings. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The Company does not have a nominating committee of the Board. No director attended fewer than 75% of the board meetings or of the Committee meetings upon which such director served.

     The members of the Audit Committee are Pearson C. Cummin III, Peter G. Hanelt and Julius Jensen III. The functions of the Audit Committee include
(i) recommending the independent auditors to the Board, (ii) reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, (iii) reviewing the annual and quarterly financial reports with the auditors and management and (iv) setting the scope and reviewing the results of the internal audit function. Two face-to-face meetings of the Audit Committee were held in Fiscal 1997. In addition, the Audit Committee convened quarterly telephone meetings.

     The members of the Compensation Committee are Pearson C. Cummin III, Julius Jensen III and Peter

L. Harris. The function of the Compensation Committee is to make recommendations concerning salary and incentive compensation for officers and employees of the Company. One meeting of the Compensation Committee was held in Fiscal 1997.

COMPENSATION OF DIRECTORS

     Two of the Company's directors, Pearson C. Cummin III and Julius Jensen III, did not receive any cash compensation for their services as members of the Board of Directors during Fiscal 1997. Three of the Company's directors, Peter G. Hanelt, Peter L. Harris, and David H. Folkman, have compensation agreements for their services as members of the Board of Directors whereby they are paid $3,000 per fiscal quarter, plus $500 per in person committee meeting they attend. As a result, total cash compensation for Mr. Hanelt and Mr. Harris was $12,500 each. Inasmuch as Mr. Folkman was appointed to the Board of Directors of the Company in February 1998, no compensation was paid to him during Fiscal 1997. The Company also reimburses its Directors for expenses incurred in attending each Board and Committee meeting. In Fiscal 1997, Mr. Hanelt also received consulting fees totaling $18,392, including expenses, for services performed related to the Company's distribution system and the implementation of the Company's new computer software system.

     The Company's 1993 Outside Directors Stock Option Plan (the "Directors Plan") provides that upon initial election to the Board, each new non-employee director will receive a one-time grant of an option to purchase 12,000 shares of the Company's Common Stock. The Directors Plan also provides for subsequent grants to each non-employee director, on each anniversary date of the initial grant, of an option to purchase 4,000 shares of Common Stock. The exercise price of all options granted to directors has been at fair market value at the date of grant, and the options vest over three years.

     See "Proposal Three" of this Proxy Statement for more detail regarding the Directors Plan.

                                  PROPOSAL TWO
           AMENDMENT TO THE AMENDED AND RESTATED NATURAL WONDERS, INC.
                            1993 OMNIBUS STOCK PLAN
                           (ITEM 2 ON THE PROXY CARD)

     The Company's Board of Directors and the stockholders have previously adopted and approved the Amended and Restated Natural Wonders, Inc. 1993 Omnibus Stock Option Plan (the "Stock Plan"), under which 1,710,000 shares of the Company's common stock initially were reserved for issuance upon exercise of options granted by the Company (the "Option Shares"). In June 1997, the maximum aggregate number of Option Shares that may be issued under the Stock Plan was increased to 2,000,000. As of April 29, 1998, options to purchase a total of 1,567,450 shares of the Common Stock of the Company had already been granted, and currently there are only 432,550 Option Shares reserved for issuance that have not yet been granted.

     Due to the limited number of Option Shares remaining, in May 1998 the Board adopted, subject to stockholder approval, the amendments to the Stock Plan which are the subject of this Proposal Two. These amendments would: (i) increase the maximum aggregate number of Option Shares that may be issued under the Stock Plan from 2,000,000 shares to 2,500,000 shares, (ii) increase the limit on the number of shares of Common Stock underlying options granted to one optionee within any fiscal year from 100,000 shares to 200,000 shares, and (iii) increase the limit on the number of shares of Common Stock underlying options granted in the form of a one time grant to a newly-hired employee from 200,000 shares to 700,000 shares.

     At the Annual Meeting, the stockholders are being asked to approve and ratify the foregoing amendments to the Stock Plan . The Board believes that an increase in the Option Shares from 2,000,000 shares to 2,500,000 shares is important because it will provide the Company with the flexibility to grant stock options that the Company believes will be required to attract and retain quality senior management, and to facilitate the future growth of the Company.

     The Board also believes that it is in the best interest of the Company to increase the limit on the number of Option Shares issuable to any one optionee in a given year from 100,000 to 200,000, and to increase the limit on the number of Option Shares issuable in the form of a one time grant to any new employee from 200,000 to 700,000. The Board believes that these increases are necessary to enable the Company to provide adequate incentives to new senior management it plans to hire in the coming year, in particular a new Chief Executive Officer and Chief Financial Officer.

SUMMARY OF THE STOCK PLAN

     The following summary of the Stock Plan is qualified in its entirety by the specific language of the Stock Plan, a copy of which is available to any stockholder upon request.

     GENERAL. The Stock Plan permits the grant of incentive or nonqualified stock options and awards of restricted stock, performance shares, performance units, stock appreciation rights or phantom stock to eligible employees and consultants of the Company. Appropriate adjustments will be made to the shares subject to the Stock Plan and to any outstanding option or award in the event of any stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, exchange of shares, combination, reclassification or similar change in the Company's capital structure. To the extent that any outstanding option or award expires or terminates, or shares subject to repurchase by the Company are repurchased, the shares subject to the expired or terminated portion of such option or award or such repurchased shares are returned to the Stock Plan and become available for future grants.

     ADMINISTRATION. The Stock Plan is administered by the Board or a duly appointed committee of the Board. With respect to the participation of individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Stock Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act. Subject to the provisions of the Stock Plan, the Board or the committee determines the persons to whom grants of options or other awards are to be made, the number of shares to be covered by each option or award, the terms of vesting and all other terms and conditions of the options and other awards. The Board or committee will interpret the Stock Plan and options and awards granted under the plan, and all determinations of the Board or committee will be final and binding on all persons having an interest in the Stock Plan or any option or award.

     ELIGIBILITY. All employees (including officers and directors who are also employees) and consultants or other independent contractors of the Company or any parent or subsidiary corporations of the Company are eligible to participate in the Stock Plan. In addition, options and other awards may also be granted to prospective employees, consultants or other independent contractors in connection with written offers of employment or engagement. As of March 31, 1998, approximately 2,300 persons were eligible to participate in the Stock Plan.

     STOCK OPTIONS. The Company intends that compensation related to options granted under the Stock Plan qualify for the "performance-based compensation" exemption under Section 162(m) of the Code. To qualify for such exemption, the Stock Plan limits the number of shares for which options may be granted to any employee within any fiscal year to a maximum of 100,000, provided that a new employee may receive an additional one-time grant of an option for up to a maximum of 200,000 shares. In May 1998, the Board amended the Stock Plan, subject to stockholder approval, to increase these maximum limits to 200,000 and 700,000, respectively. These limits will be adjusted, as appropriate, for stock splits or other changes in the capitalization of the Company,

     Options granted under the Stock Plan may be "incentive stock options" within the meaning of Section 422 of the Code or nonqualified stock options. Each option is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Stock Plan. The exercise price of an incentive stock option must be no less than 100%, and the exercise price of a nonqualified stock option must be no less than 85%, of the fair market value of a share of the Company's Common Stock on the date of grant. However, any incentive stock option granted to a person who owns stock possessing more than 10% of the voting power of the Company's outstanding stock must have an exercise price of no less than 110% of the fair market value of a share of the Company's Common Stock on the date of grant. On March 31, 1998, the closing sale price per share of the Company's Common Stock, as reported on the Nasdaq National Market, was $4.125. Generally, options may be exercised by payment of the exercise price in cash, by check or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by a recourse promissory note in a form approved by the Company by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. However, the Board or committee may restrict the forms of payment permitted in connection with any option grant

     Options granted under the Stock Plan will become exercisable at such times as specified by the Board or committee either in the original grant or by subsequent amendment of an option, and generally become exercisable in installments subject to continued employment with the Company. Unless otherwise determined by the Board in granting an option, options granted under the Stock Plan have a term of ten years. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     RESTRICTED STOCK. Each award of restricted stock under the Stock Plan is evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the Stock Plan. No monetary payment is required in connection with an award of restricted stock. Restricted stock is subject to restrictions on transfer by the participant during a period established by the Board. Until the termination of the applicable period of restriction, no restricted stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or by the laws of descent and distribution. All rights with respect to restricted stock may be exercised only by the participant during his or her lifetime.

     PERFORMANCE SHARES AND PERFORMANCE UNITS. The Board or committee may award performance shares or performance units (together, "performance awards") under the Stock Plan pursuant to which participants may receive shares of the Company's Common Stock without monetary payment therefor, cash, or a combination of both if and to the extent that performance goals established by the Board are attained during a performance period. The participant is not required to make any monetary payment to receive a performance award. Performance goals represent one or more threshold levels of attainment of one or more measures of business performance as specified in the written award agreement between the participant and the Company. The Board or committee must establish the performance goals applicable to a performance award prior to the start of the performance period for such award, or such later date as permitted under Section 162(m) of the Code. The Board or committee may base the performance goals on one or more of the following measures of business performance: revenue, operating income, pre-tax profit, net income, gross margin, operating margin, earnings per share, return on stockholder equity, return on capital, return on assets, cash flow, and debt reduction. Such terms will have the same meaning as used in the Company's financial statements, or, if not used therein, the meaning applied pursuant to generally accepted accounting principles. The measures of business performance may be absolute or relative to a standard selected by the Board or committee. Attainment of the performance goals will be measured on a consolidated, divisional or other business unit basis, as determined by the Board or committee, before the effect of changes in accounting standards, restructuring charges, and similar extraordinary items, determined according to criteria established by the Board.

     Performance awards may be granted by the Board in the form of performance shares or performance units. Performance shares and performance units are bookkeeping units denominated in shares of stock or dollar amounts, respectively, which represent a right to receive the value of the units upon the attainment of the applicable performance goals within the performance period. Each performance share has an initial value equal to the fair market value of a share of Common Stock on the date of the award, while each performance unit has an initial value of $100. The ultimate value of a performance award depends on the extent to which the pre-established performance goals are achieved and, in the case of performance shares, the change in the value of the Common Stock during the performance period.

     The Board or committee will specify in a written agreement between the participant and the Company evidencing each performance award the number of performance shares or performance units awarded, the applicable performance goals and performance period and all other terms and conditions of the award, consistent with the requirements of the Stock Plan. However, subject to appropriate adjustment for stock splits or other changes in the Company's capital structure, no award of performance shares may permit a participant to receive more than 25,000 shares of Common Stock for each full fiscal year contained in the applicable performance period, and no award of performance units may permit a participant to receive more than $500,000 for each full fiscal year contained in the applicable performance period.

     Following completion of the performance period for a performance award, the Board or committee must certify in writing the extent to which the performance goals have been attained. The participant will then be entitled to receive payment of the value of the performance shares or performance units actually earned in cash, shares of stock, or in any combination thereof in a lump sum or in installments as determined by the Board, or if the Board permits, as determined by the participant. All rights under a performance award are exercisable only by the participant and may not be sold; transferred, pledged; assigned, or otherwise alienated or hypothecated except by will or the laws of descent and distribution. The Company intends that compensation related to performance awards under the Stock Plan qualify for the "performance-based compensation" exemption under Section 162(m) of the Code.

     STOCK APPRECIATION RIGHTS. The Board or committee may award stock appreciation rights ("SARs") under the Stock Plan either alone
("Freestanding SARs") or in tandem with stock options granted under the plan ("Tandem SAR"). Each SAR is a right to receive payment equal to the appreciation in the market value of a stated number of shares of Common Stock from the SAR's exercise price to the market value on the date of the SAR's exercise.

     A Tandem SAR may be granted either at the time of grant of the related option or at any time thereafter in the case of a nonqualified stack option. A Tandem SAR is exercisable to the extent its related option is exercisable, and its exercise price is the same as the exercise price of the related option. Upon the exercise of a Tandem SAR, the related option is canceled for the number of shares covered by the exercise of the SAR. Similarly, a Tandem SAR is canceled for the same number of shares for which its related option is exercised.

     A Freestanding SAR is exercisable at such times and subject to such terms and conditions as the Board or committee establishes, and its exercise price will be no less than the fair market value of the Common Stock on the date of grant. Freestanding SARs may not be exercisable for a term of more than ten years.

     Payment upon the exercise of an SAR may be made in cash, shares of stock, or in any combination thereof in a lump sum or in; installments as determined by the Board, or if the Board permits, as determined by the participant. The Company intends that compensation related to SARs granted under the Stock Plan qualify for the "performance based compensation" exemption under Section 162(m) of the Code. To qualify for such exemption, the Stock Plan limits the number of shares for which SARs may be granted to any employee within any fiscal year to a maximum of 100,000, provided that a new employee may receive an additional one-time grant of an SAR for up to a maximum of 200,000 shares. These limits are subject to appropriate adjustment for stock splits or other changes in the capitalization of the Company. All rights under an SAR are exercisable only by the participant and may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated except by will or the laws of descent and distribution.

     PHANTOM STOCK. The Board or committee may grant phantom stock awards under the Stock Plan and will not require any monetary payment therefor. Each unit of phantom stock awarded under the Stock Plan represents the right to receive payment equal to the value of the unit at the time of settlement of such award. As specified by the Board or committee in a written agreement between the participant and the Company, the value of a unit of phantom stock may be either the fair market value of a share of Common Stock or the appreciation in the market value of a share of Common Stock from the date of award to its settlement date. The Board or committee will determine and set forth in the agreement the terms, conditions, restrictions and/or performance goals governing the settlement of the phantom stock award.

     Upon the settlement of a phantom stock award, the Company will pay to the participant the value of each phantom stock unit in cash, shares of stock, or any combination thereof in a lump sum or in installments as determined by the Board, or if the Board permits, as determined by the participant. The Company intends that compensation related to SARs granted under the Stock Plan qualify for the "performance-based compensation" exemption under Section 162(m) of the Code to the extent permitted under regulations promulgated pursuant to Section 162(m). The Stock Plan limits the number of phantom stock units which may be granted to any employee within any fiscal year to a maximum of 100,000 provided that a new employee may receive an additional one-time grant for up to a maximum of 200,000 phantom stock units. These limits are subject to appropriate adjustment for stock splits or other changes in the capitalization of the Company. All rights under a phantom stock award are exercisable only by the participant and may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated except by will or the laws of descent and distribution.

     RIGHTS AS A STOCKHOLDER. A participant will have no rights as a stock holder with respect to an option or award under the Stock Plan until shares of Common Stock are issued to the participant. Participants awarded restricted stock may vote such shares and will be entitled to any dividends paid with respect to such shares. However, the Board may provide that such dividends will be accumulated and paid only to the extent that the shares become nonforfeitable. In the discretion of the Board, participants awarded performance shares or phantom stock may be paid dividend equivalents, which may be accumulated and paid to the extent that such awards are paid. In addition, the Board may provide for payment of dividend equivalents in the event that the issuance of stock upon the exercise of any option or payment of any award is delayed or deferred.

     TRANSFER OF CONTROL. A "Transfer Control" will be deemed to occur upon any of the following events in which the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, or (ii) a merger in which the Company is a party. A Transfer of Control will also occur in the event of the sale, exchange or transfer of all or substantially all of the assets of the Company other than to one or more corporations at least a majority of the voting stock of which is beneficially owned by the stockholders of the Company or a liquidation or dissolution of the Company. In the event of a Transfer of Control of the Company, the Board may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") either to assume the Company's rights and obligations under or substitute substantially equivalent rights for outstanding options, stock appreciation rights, restricted stock and phantom stock. If the Acquiring Corporation does not assume or substitute new rights for such outstanding options and awards, any unexercisable and/or unvested portions of the outstanding stock options, stock appreciation rights, restricted stock and phantom stock will become immediately exercisable and/or fully vested, as the case may be. Alternatively, the Board may grant stock options, stock appreciation rights, restricted stock or phantom stock awards providing that such options and awards will automatically become immediately exercisable and/or fully vested upon any Transfer of Control. Upon any Transfer of Control, all holders of outstanding performance shares and performance units for which the performance period has not ended prior to the Transfer of Control will be paid immediately prior to the Transfer of Control the target amount that would have been earned had the performance goals applicable to the award been attained at the 100% level, pro rated on the basis of the portion of the performance period elapsed prior to the Transfer of Control.

     TERMINATION OR AMENDMENT. All options and awards must be granted, if at all, prior to April 27, 2005. The Board or committee may terminate or amend the Stock Plan at any time, but, without stockholder approval, the Board of Directors may not amend the Stock Plan to increase the total number of shares of Common Stock covered by the Stock Plan or to change the class of persons eligible to participate in the Stock Plan.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Stock Plan and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

     INCENTIVE STOCK OPTIONS. Options designated as incentive stock options are intended to fall within the provisions of Section 422 of the Code. An optionee recognizes no taxable income as the result of the grant or exercise of such an option.

     For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the transfer of the shares upon exercise of the option, the gain on sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the date of exercise and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income; and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by Section 162(m) of the Code, as described above.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (which is generally the date of exercise) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     NONQUALIFIED STOCK OPTIONS. Options not designated as incentive stock options Will be nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option.

     Upon the exercise of a nonqualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (which is generally the date of exercise). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested and/or the sale of the shares at a profit would subject the optionee to suit under Section 16(b) of the Exchange Act, in which case the determination date is the later of (i) the date on which the shares vest, or (ii) the date the sale of the shares at a profit would no longer subject the optionee to suit under Section 16(b) of the Exchange Act. (Section 16(b) of the Exchange Act generally is applicable only to officers, directors and beneficial owners of more than 10% of the Common Stock of the Company.) If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months from the determination date. No tax deduction is available to the Company with respect to the grant of a nonqualified option or the sale of the stock acquired pursuant to such option. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified option, except to the extent such deduction is limited by
Section 162(m) of the Code, as described above.

     THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER TWO. The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, either in person or by Proxy, is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the vote.

     The Board of Directors believes that the amendments of the Stock Plan
(i) to increase the maximum aggregate number of shares of Common Stock issuable under the Stock Plan by 500,000 shares from 2,000,000 to 2,500,000 shares, (ii) to increase the limit on the number of shares of Common Stock underlying options granted to one optionee within any fiscal year from 100,000 shares to 200,000 shares, and (iii) to increase the limit on the number of shares of Common Stock underlying options granted in the form of a one-time grant to a newly-hired employee from 200,000 shares to 700,000 shares, are in the best interests of the stockholders and the Company for the reasons stated above.

                                 PROPOSAL THREE
                     AMENDMENT TO THE NATURAL WONDERS, INC.
                    1993 OUTSIDE DIRECTORS STOCK OPTION PLAN
                           (ITEM 3 ON THE PROXY CARD)

     The Company's Board of Directors and the stockholders have previously adopted and approved the 1993 Outside Directors Stock Option Plan (the "Directors Plan"), under which 150,000 shares of the Company's common stock have been reserved for issuance upon exercise of options granted by the Company (the "Directors Shares"). As of April 29, 1998, options to purchase a total of 93,334 shares of the Common Stock of the Company have already been granted under the Directors Plan. Due to the limited number of Directors Shares remaining, in May 1998 the Board adopted, subject to stockholder approval, an amendment to the Directors Plan to increase the maximum number of shares of Common Stock of the Company which may be issued under the Directors Plan from 150,000 shares to 250,000 shares.

     At the Annual Meeting, the stockholders are being asked to approve and ratify the foregoing amendment to the Directors Plan. The Board believes that an increase in the maximum number of shares of Common Stock of the Company which may be issued under the Directors Plan from 150,000 shares to 250,000 shares is important so as to provide the Company with the flexibility to grant stock options that the Company believes will be required to attract and retain quality outside directors and to facilitate the future growth of the Company.

SUMMARY OF THE DIRECTORS PLAN

     The following summary of the Directors Plan is qualified in its entirety by the specific language of the Directors Plan, a copy of which is available to any stockholder upon request.

     GENERAL. The Directors Plan provides for the granting of non-qualified stock options to non-employee directors of the Company. All options under the Plan must be granted, if at all, within ten years from June 8, 1998, the effective date of the Directors Plan. Appropriate adjustments will be made to the shares subject to the Directors Plan and to any outstanding option or award in the event of any stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, exchange of shares, combination, reclassification or similar change in the Company's capital structure.

     ADMINISTRATION. The Directors Plan is administered by the Board or a duly appointed committee of the Board. The Board or committee will interpret the Directors Plan and options and awards granted under the plan, and all determinations of the Board or committee will be final and binding on all persons having an interest in the Directors Plan or any option or award.

     ELIGIBILITY. Options may be granted under the Directors Plan only to directors of the Company who are not employees of the Company and/or any subsidiary corporations of the Company. All options granted under the Directors Plan shall be nonqualified stock options.

     OPTIONS. Under the Directors Plan, upon being elected to the Board, each non-employee director automatically receives an option to purchase 12,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of the grant. The fair market value is determined by the average of the high and low prices of a sale of a share of the Company's Common Stock on the NASDAQ System. On each one-year anniversary of such director's election to the Board, provided the director continues to serve as a director on such anniversary date, an option to purchase 4,000 shares will be granted at the fair market value on that date. Any option granted under the Plan is exercisable for a term of ten years. During the lifetime of a non-employee director, an option granted to a director is exercisable only by such director.

     TRANSFER OF CONTROL. A "Transfer Control" will be deemed to occur upon any of the following events:

(i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company, or (ii) a merger of the Company in which the stockholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (iii) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company. In the event of a Transfer of Control of the Company, any unexercisable portion of an option becomes immediately exercisable on a date prior to the Transfer of Control.

     TERMINATION OR AMENDMENT. The Board, or a duly appointed committee of the Board, may terminate or amend the Directors Plan at any time, provided, however, that without approval of the Company's stockholders, the Board may not: (i) increase the total number of shares covered by the Directors Plan; or (ii) expand the class of persons eligible to receive nonqualified stock options.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS

     For a summary of the tax consequences of the options granted under the Directors Plan, see the discussion on nonqualified stock options under "Proposal Two; Summary of United States Federal Income Tax Consequences of Stock Options."

     THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER THREE. The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum representing a majority of all outstanding shares of common stock of the Company is present and voting, either in person or by Proxy, is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as a negative vote. Broker non votes will have no effect on the vote.

     The Board of Directors believes that the amendment to the Directors Plan to increase the maximum number of shares of Common Stock of the Company which may be issued under the Directors Plan from 150,000 shares to 250,000 shares is in the best interests of the stockholders and the Company for the reasons stated above.

                                 PROPOSAL FOUR
                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche LLP to serve as independent auditors to audit the financial statements of the Company for the fiscal year ending January 30, 1999. Deloitte & Touche LLP has acted in such capacity since its appointment for fiscal 1988. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER FOUR. In the event that ratification by the stockholders of the appointment of Deloitte & Touche LLP as the Company's independent auditors is not obtained, the Board will reconsider such appointment.

     The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by Proxy, is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the vote.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial owner ship of the Company's Common Stock as of March 31, 1998, by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company,
(ii) each of the Company's directors, (iii) the Named Executive Officers (as defined below), and (iv) all current directors and executive officers of the Company as a group.


                                                   Amount       Percent of
Name of Beneficial Owner or Group              of Beneficial   Common Stock
and Nature of Beneficial Ownership(1)            Ownership     Outstanding
-------------------------------------          -------------   ------------
Consumer Venture Partners I, L.P.(2)             1,170,720        14.5%
Three Pickwick Plaza
Greenwich, CT 06830

Robert S. Rubenstein(3)                            878,704        10.9%
2341 El Camino Real
Redwood City, CA 94063

Centennial Associates, L.P(4)                      680,100         8.4%
900 Third Avenue
New York, NY 10022

Norwest Equity Partners IV(5)                      410,058         5.1%
2800 Piper Jaffray Tower
222 South Ninth Street
Minneapolis, MN 55402

Copley Partners 2, L.P.(6)                         409,074         5.1%
Federal Reserve Plaza
600 Atlantic Plaza, 13th Floor
Boston, MA 02110

Grace & White(7)                                   555,900         6.9%
515 Madison Ave, Suite 1700
New York, NY 10022

Pearson C. Cummin III(8)                         1,190,721        14.7%

Peter G. Hanelt(9)                                  12,400          *

David H. Folkman(10)                                20,000          *

Peter L. Harris(11)                                  4,000          *

Julius Jensen III(12)                              447,507         5.5%

Kathleen M. Chatfield(13)                          131,633         1.6%

Karen A. Daley(14)                                   6,251          *


                                     15

Teresa L. Rutherford(15)                            10,688          *

Judith A. Soares(16)                                 6,167          *

Michael Sontag                                          --         --

Michael J. Waide                                    19,199          *


All directors and executive officers             1,848,566        22.4%
  as a group (11 persons) (17)


----------------------

*  Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The table is based upon information supplied by the directors, officers and principal stockholders.

(2) According to a Schedule 13G filed with the Securities and Exchange Commission, (the "SEC"), dated February 11, 1998, Consumer Venture Partners I, L.P. has shared voting and investment power for all of such shares with Consumer Venture Associates, L.P., Consumer Venture
     Partners II, L.P., Consumer Venture Associates II, L.P.,
     Christopher P. Kirchen and Pearson C. Cummin, III. Mr. Cummin, a director of the Company, is a general partner of Consumer Venture Associates, L.P., the sole general partner of Consumer Venture
     Partners I, L.P., and a general partner of Consumer Venture
     Associates II, L.P., the sole general partner of Consumer Venture Partners II, L.P. See footnote 8.

(3) Includes 44,400 shares held in trust for the benefit of Mr. Rubenstein's children and 3,000 shares held by Mr. Rubenstein's wife for herself and as custodian for her children. Mr. Rubenstein disclaims beneficial ownership of such shares.

(4) According to a Schedule 13D, as amended, filed with the SEC dated March 20, 1996 and information supplied by Centennial subsequent to that date.

(5) According to a Schedule 13G filed with the SEC dated February 3, 1998, Norwest Equity Partners IV has shared voting and investment power with respect to such shares with its affiliates Itasca Partners, Robert F. Zicarelli and Daniel J. Haggerty.

(6) According to a Schedule 13G filed with the SEC dated February 10, 1994, Copley Partners 2, L.P. has shared voting and investment power with respect to all of such shares. Mr. Jensen, a director of the Company, is a general partner of Copley Partners 2, L.P. See footnote 11.

(7) According to written information provided to the Company, Grace & White, Inc. holds sole voting power with respect to 25,000 of the shares, but holds no voting power (whether sole, shared or otherwise) with respect to the additional 530,900 shares of which it is beneficial owner. The Company has been informed, but has not independently verified, that Grace & White, Inc. is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

(8) Includes 20,001 shares subject to stock options which are exercisable within 60 days of March 31, 1998, and 1,170,720 shares beneficially owned by Consumer Venture Partners I, L.P. and Consumer Venture Partners II, L.P. In his capacity as a general partner of Consumer Venture Associates, L.P., the sole general partner of Consumer Venture Partners, I, L.P., and as a general partner of Consumer Venture Associates II, L.P., the sole general partner of Consumer Venture Partners II, L.P., Mr. Cummin has shared voting and investment power with respect to all such 1,170,720 shares and may be deemed to beneficially own such shares. Mr. Cummin disclaims beneficial ownership of such shares. See footnote 2.

(9) Includes 4,000 shares subject to stock options exercisable within 60 days of March 31, 1998 and 900 shares held by Peter G. Hanelt, an Accountancy Corporation.

(10) All of such 20,000 shares are held by the Folkman Living Trust dated June 12, 1990, of which Mr. Folkman and his wife are co-trustees.

(11) All of such 4,000 shares are subject to stock options, which are exercisable within 60 days of March 31, 1998.

(12) Includes 9,334 shares subject to stock options, which are exercisable within 60 days of March 31, 1998. Also includes 20,000 shares held by Mr. Jensen's wife, and 409,074 shares beneficially owned by Copley Partners 2, L.P., of which Mr. Jensen is a general partner. In his capacity as a general partner of Copley Partners 2, L.P., Mr. Jensen has shared voting and investment power with respect to all 409,074 shares and may be deemed to beneficially own such shares. Mr. Jensen disclaims beneficial ownership of such shares. See footnote 7.

(13) Includes 114,833 shares subject to stock options, which are exercisable within 60 days of March 31, 1998.

(14) All of such 6,251 shares subject to stock options, which are exercisable within 60 days of March 31, 1998.

(15) All of such 10,688 shares are subject to stock options, which are exercisable within 60 days of March 31, 1998.

(16) All of such 6,167 shares are subject to stock options, which are exercisable within 60 days of March 31, 1998.

(17) Includes 175,274 shares subject to stock options, which are exercisable within 60 days of March 31, 1998.

                  EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company and their ages as of May 8, 1998 are as follows:


Name                        Age      Position with Company
----                        ---      ---------------------
Peter G. Hanelt             52       Interim President, Interim Chief Executive Officer,
                                     Chief Operating Officer, Chief Financial
                                     Officer and Director

Sheila S. Arnold            43       Senior Vice President, General Merchandising
                                     Manager

Roxanne P. Kurkjian         50       Vice President, Merchandising Administration
                                     And Planning

Peter W. Rusnak             32       Vice President, Real Estate

Teresa L. Rutherford        42       Vice President, Merchandising and Product
                                     Development

William J. Soncini          43       Vice President, Operations


     PETER G. HANELT has served as a director of the Company since March 1997 and as the Chief Operating Officer and Chief Financial Officer of the Company since February 1998. Additionally, Mr. Hanelt was appointed Interim President and Interim Chief Executive Officer effective May 1, 1998. In 1997, Mr. Hanelt served as a Retail and Wholesale Consumer Products Consultant. Mr. Hanelt served as Chief Operating Officer and Chief Financial Officer of Esprit De Corp, an apparel manufacturer, wholesaler and retailer, from October 1993 to February 1997, and as President, Retail Division of Esprit De Corp. from August 1995 to April 1996. Also, Mr. Hanelt served as Vice President, Finance and Operations of Saint Francis Memorial Hospital, a private teaching hospital from September 1992 to October 1993, and Acting Chief Operating Officer and Chief Financial Officer of Post Tool, Inc., a retailer of power and hand tools, from August 1990 to September 1992. Mr. Hanelt is a director of the Shoe Pavilion, Inc.

     SHEILA S. ARNOLD has served as Senior Vice President, General Merchandising Manager since October 1997. Prior to joining the Company, she served as Senior Vice President, Merchandising and Marketing of Sunglass Hut International, Inc., a publicly traded specialty retailer of eyewear, from July 1994 to March 1997, and as President of Merchandising of Macy's West, a division of R.H. Macy and Company, a national department store chain, from February 1992 to March 1994.

     ROXANNE P. KURKJIAN has served as Vice President, Merchandising Administration and Planning since December 1997 and as Senior Merchandise Planner from July 1997 to December 1997. Prior to joining the Company, she served as Vice President, Merchandising and Vice President, Planning and Distribution for The Nature Company, a national specialty retailer of nature and science products, from October 1996 to May 1997, and August 1995 to October 1996, respectively. From April 1991 to August 1995, she was the Director of Merchandise Planning for Imaginarium, a national specialty retailer of educational toys.

     PETER W. RUSNAK has served as Vice President, Real Estate since August 1997. Prior to joining the Company, he was a Partner of Rusnak Schaaf Associates, a retail real estate consulting firm, from July 1994 to July 1997, and from April 1992 to June 1994 he was a Consultant for Whipple Schaaf Assoicates, a retail real estate consulting firm.

     TERESA L. RUTHERFORD has served as Vice President, Merchandising and Product Development since March 1998, Vice President, Product Development from March 1997 to March 1998, Director of Sourcing and Product Development from September 1995 to March 1997, and Product Manager from June 1994 to September 1995. Prior to joining the Company, she served as Merchandise Manager for DFS Merchandising, an international duty-free retailer, from January 1992 to June 1994.

     WILLIAM J. SONCINI has served as Vice President, Operations since December 1997. Prior to joining the Company, he served as Vice President of Stores for Lil' Things, a superstore chain of high quality children's products, from January 1995 to April 1997, and as Territorial Vice President of Paul Harris Stores, Inc., a specialty retailer of women's apparel, from October 1994 to January 1995. From January 1992 to October 1994, he was the Zone Vice President of Kay-Bee Toy and Hobby, a national retailer of children's toys.

          EXECUTIVE OFFICER COMPENSATION AND OTHER MATTERS

COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes all compensation paid or accrued by the Company during the last three years to (i) the Chief Executive Officer of the Company during Fiscal 1997, (ii) the other executive officers of the Company as of January 31, 1998 whose total salary and bonus for the fiscal year ended January 31, 1998 exceeded $100,000, and (iii) two former executives who were no longer serving as an executive officer at January 31, 1998 (collectively, the "Named Executive Officers").

                   SUMMARY COMPENSATION TABLE


                                                                                 Long-Term
                                          Annual Compensation                  Compensation
                                -----------------------------------    ----------------------------
                                                                                      Awards
                                                                       ----------------------------
                                                                       Other Annual    Restricted     Securities
Name and Principal Position                                            Compensation   Stock Awards    Underlying     All Other(2)
During Fiscal 1997               Year     Salary ($)     Bonus ($)       ($)(1)           ($)         Options (#)    Compensation
----------------------------  --------   -----------     ---------     ------------  --------------  ------------   --------------

Kathleen M. Chatfield(3)        1997      360,000             --           --              --             65,000     368,577(4)
  President and Chief           1996      325,000          132,031         --              --            100,000         147
   Executive Officer            1995      279,134             --           --              --             50,000         142

Karen A. Daley(5)               1997      132,000             --           --                              5,000      66,065(6)
   Vice President,              1996      122,000           19,063         --              --             15,000          60
   Human Resources              1995      115,316             --           --              --              5,000          58

Teresa L. Rutherford(7)         1997     141, 442             --           --              --             10,000          69
   Vice President,
   Merchandising and
   Product Development

Judith A. Soares(8)             1997      138,846             --           --              --             10,000          68
  Vice President,
  Information Systems

Michael Sontag(9)               1997      120,413             --           --              --             25,000     323,774(10)
   Former Senior Vice           1996       76,923           30,000(11)     --              --             75,000      17,154(12)
   President, General
   Merchandise Manager


Michael J. Waide(13)             1997      201,016           --            --              --             25,000          98
   Former Senior                 1996      220,000          68,750         --              --             50,000         108
   Vice President,               1995       89,154          33,250(14)     --              --             50,000          45
   Finance, Chief
   Financial Officer and
   Secretary


------------------------

(1) Unless otherwise specified, the total amount of personal benefits paid to any executive officer during the fiscal year was less than the lesser of
     (i) $50,000 and (ii) 10% of such executive officer's total reported salary and bonus.

(2) Except as separately noted, the amount included under "All Other Compensation" represents the value of term life insurance and long-term disability premiums paid by the Company for the benefit of each named officer.

(3)  Ms. Chatfield resigned effective May 1, 1998.

(4) Includes, in addition to the amounts reflected in note 2 above, severance in the amount of $368,430 (including the estimated value of certain benefits of $8,430) which will be paid in sixty biweekly payments commencing on May 1, 1998. See "Employment Contracts and Change of Control Arrangements" on page 24.

(5) Ms. Daley was promoted to an executive officer in April 1995, and resigned effective May 1, 1998.

(6) Includes, in addition to the amounts reflected in note 2 above, severance in the amount of $66,000 which will be paid in thirteen biweekly payments commencing on May 1, 1998. See "Employment Contracts and Change of Control Arrangements" on page 24.

(7)  Ms. Rutherford was promoted to an executive officer in March 1997.

(8) Ms. Soares was promoted to an executive officer in April 1997, and resigned effective May 1, 1998.

(9) Mr. Sontag was hired as an executive officer in October 1996 and was separated from the Company in June 1997. See "Employment Contracts and Change of Control Arrangements" on page 24.

(10) Includes, in addition to the amounts reflected in note 2, above, severance in the amount of $275,000 and relocation expenses in the amount of $48,715.

(11) Represents performance bonus in connection with employment agreement.

(12) Represents relocation expenses paid in connection with Mr. Sontag's hiring in 1996.

(13) Mr. Waide was hired as an executive officer in August 1995, and resigned effective December 20, 1997.

(14) Represents performance bonus in connection with employment agreement.

STOCK OPTIONS GRANTED IN FISCAL 1997

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during Fiscal 1997 to the Named Executive Officers:

                     OPTION GRANTS IN 1997 FISCAL YEAR


                                                   Individual Grants                                 Potential Realizable
                             -----------------------------------------------------------------        Value at Assumed
                               Number of       % of Total                                             Annual Rates of
                               Securities       Options                                                 Stock Price
                               Underlying      Granted to          Exercise                           Appreciation for
                                Options        Employees           or Base                             Option Term(1)
                                Granted        in Fiscal           Price           Expiration       ---------------------
        Name                    (#)(2)           Year             ($/Sh)(3)           Date               5%         10%
----------------------        -----------     -----------        ------------     ------------      ----------   --------
Kathleen M. Chatfield              65,000        20.9407%              4.7500         02/20/07         194,171    492,068

Karen A. Daley                      5,000         1.6108%              4.7500         02/20/07          14,936     37,851

Teresa Rutherford                  10,000         3.2216%              5.1875         03/03/07          32,624     82,675

Judith Soares                      10,000         3.2216%              4.0000         03/20/07          25,156     63,750

Michael Sontag                     25,000         8.0541%              4.7500         02/20/07          74,681    189,257

Michael J. Waide                   25,000         8.0541%              4.7500         02/20/07          74,681    189,257



--------------------------

(1) The "Potential Realizable Value" is based on the term of the option at the time of grant, and potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through out the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) All options were granted under the Company's 1993 Amended and Restated Omnibus Stock Plan (the "Stock Plan") and vest over a five year period at the rate of one-fifth on the first anniversary of the date of grant and 1/60th per month thereafter for each full month of the optionee's continuous employment with the Company.

(3) All options granted in Fiscal 1997 have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

OPTION EXERCISES AND FISCAL 1997 YEAR-END VALUES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in Fiscal 1997, and unexercised options held as of January 31, 1998, by the Named Executive
Officers:

                               AGGREGATED OPTION EXERCISES
                               AND FISCAL YEAR-END VALUES


                                                                                 Value of Unexercised
                                                 Number of Unexercised           In-the-Money Options
                                                  Options at 1/31/98                 at 1/31/98(1)
                                             ------------------------------  -----------------------------
                        Shares
                       Acquired     Value
      Name            On Exercise  Realized  Exercisable(2)  Unexercisable   Exercisable(2)  Unexercisable
--------------        -----------  --------  --------------  --------------  --------------  -------------
Kathleen M Chatfield       --        --             118,583         171,417        $111,745       $149,193

Karen A. Daley             --        --              12,500          17,500        $ 14,828       $ 20,797

Teresa Rutherford          --        --               7,104          21,646        $  3,414       $  5,492

Judith Soares              --        --               3,167          16,833           --          $  3,438

Michael Sontag             --        --                 --             --             --             --

Michael J Waide        42,499      138,955              --             --             --             --


(1) Based on the value of $4.34 per share, which was the closing price of the Company's Common Stock on January 31, 1998. The value shown is for all out standing in-the-money options regardless of vesting restrictions.

(2) Options vest over a five-year period at the rate of one-fifth on the first anniversary of the date of grant and 1/60th per month thereafter for each full month of the optionee's continuous employment with the Company.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     The Company's Director Plan provides that in the event of a "Transfer of Control" of the Company (as defined in the Plan), all outstanding options granted under the Directors' Plan would immediately vest and be exercisable prior to the Transfer of Control. Options which are not exercised as of the date of the Transfer of Control would be terminated.

     The Company entered into an oral consulting arrangement with Peter G. Hanelt as of January 22, 1998, whereby Mr. Hanelt serves as Chief Financial Officer and Chief Operating Officer of the Company. In accordance with this arrangement, Mr. Hanelt receives $1,500 per day on which he works, which generally has ranged from four to five days a week. Mr. Hanelt receives no additional compensation as Interim President and Interim Chief Executive Officer.

     The Company entered into a written employment agreement with Kathleen Chatfield as of September 15, 1997, whereby Ms. Chatfield served as President and Chief Executive Officer of the Company. Pursuant to this agreement, Ms. Chatfield's employment with the Company was for no specified term and was terminable by her or by the Company at any time with or without cause, subject to the payment of certain benefits upon termination. The agreement further provided that Ms. Chatfield would receive additional benefits if she remained with the Company through May 1, 1998. Ms. Chatfield resigned effective May 1, 1998, and, in accordance with the terms of her employment agreement, she is entitled to receive an amount equal to her final annual base salary, which will be paid in sixty biweekly payments commencing on May 1, 1998, plus reimbursement for employee benefits for a period of twelve months.

     The Company entered into a written employment agreement with Karen Daley as of September 15, 1997, whereby Ms. Daley served as Vice President, Human Resources of the Company. Pursuant to this agreement, Ms. Daley's employment with the Company was for a term of twelve months and was terminable by her or by the Company at any time with or without cause, subject to the payment of certain benefits upon termination. The agreement further provided that Ms. Daley would receive additional benefits if she remained with the Company through May 1, 1998. Ms. Daley resigned effective May 1, 1998, and, in accordance with the terms of her employment agreement, she is entitled to receive an amount equal to one-half of her final annual base salary, which will be paid in thirteen biweekly payments commencing on May 1, 1998.

     The Company also had written employment agreements with its Senior Vice President, Finance, Michael J. Waide, and its Senior Vice President, General Merchandise Manager, Michael Sontag. Each of these agreements was terminable-at-will by either party. Mr. Sontag resigned in July 1997, and, in accordance with the terms of his employment agreement, was paid a severance equal to one year's salary. Mr. Waide voluntarily resigned his position with the Company effective December 1997, and, in accordance with the terms of his employment agreement, received no termination benefits. There are no employment agreements with Named Executive Officers that provide for their continuing service.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were satisfied.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering the Company's policies and practices and it approves all elements of compensation for executive officers and certain other senior management. The Committee also is responsible for evaluating the performance of executive officers and senior management. All members of the Committee are outside directors who are not eligible to participate in any of the compensation programs that the Committee oversees.

OVERALL OBJECTIVES AND PROGRAMS

     The objective of the Company's executive compensation program is to provide compensation that will attract and retain executives, to provide incentives to enhance the profitability and growth of the Company, to motivate each executive toward the achievement of the Company's short and long-term financial and other goals, and to recognize the contributions of individuals as well as overall business results.

     In order to achieve this objective, the primary focus of the Compensation Committee has been on the competitiveness of each of the key elements of executive compensation -- base salary, annual bonus plan and stock option grants -- and the compensation package as a whole. Overall executive compensation is dependent not only upon quantitative factors directly related to the Company's short-term financial performance, but also qualitative factors that strengthen the Company's ability to enhance profitable growth over the long term, such as demonstrated leadership ability, management development, and anticipating and responding to changing market and economic conditions.

BASE SALARY

     The Committee reviews and approves base salary levels of executive officers annually, normally at the beginning of the fiscal year. Target levels are based on the level of responsibility, scope and complexity of the executive's position relative to other senior management positions internally, and the need to provide, when combined with the annual bonus, overall direct compensation at or above the average rates paid by comparably sized-companies. Salary increases are based upon periodic reevaluations of these factors and the performance of the executive in meeting individually assigned objectives.

     Early in Fiscal 1997, the Committee reviewed the base salaries of the executive officers and adjusted those salaries based on an informal assessment of the competitive marketplace, the job performance of the respective individual and any changes in the scope of the duties and responsibilities assigned to each particular position. Although no specific formula was utilized in determining base salary levels, continued turnover of executive officers in the retail industry generally provides the Committee with a clear barometer of the competitive marketplace. The salary levels of new executive officers generally can be determined by the realities of this marketplace. As new senior management is hired, the Committee believes that the salary levels of other executive officers should be adjusted to reflect the scope and complexity of the existing executive's position relative to that of new senior management.

ANNUAL BONUS

     The Committee believes that a significant portion of the total annual compensation of each executive officer should be contingent on the performance of the Company. Accordingly, the Committee has implemented an annual non-discretionary incentive bonus plan which provides executive officers and other employees with the opportunity to earn annual bonuses. The objective of this plan is to attract, retain, motivate and reward employees by directly linking the amount of any cash bonus to purely objective short-term financial performance of the Company. To the end, each year the Committee establishes a maximum bonus pool based on budgeted financial goals relating to annual increases in comparable store sales and pre-tax net income and establishes threshold and maximum pay-out levels that may be earned based upon the achievement by the Company of those goals. These goals and the amount of the bonus pool are reviewed and adjusted annually. In Fiscal 1997, the Company did not achieve the threshold financial goals and, in accordance with the bonus plan, no bonuses were paid out to executive officers.

EMPLOYEE EQUITY OWNERSHIP

     The Committee believes that the third key element of executive compensation -- employee equity ownership -- is highly motivating and provides a major incentive to employees in building stockholder value. Accordingly, stock options are granted to executive officers to provide long-term incentives for the achievement of the Company's strategic business plan, mission and values and to align the interests of executive officers with those of the stockholders. The Committee determines the size of any stock option to be granted on a basis consistent with the overall objectives and criteria outlined above, taking into consideration the particular executive's performance and level of responsibility within the Company, and the value to the Company of providing such executive with additional motivation toward achieving the Company's short and long-term financial and other goals. The Committee also considers previous grants of stock options and restricted stock and compares the number of options previously granted with those granted to other executive officers, taking into account each individual's level of responsibility, the expected future value of such individual to the organization, and the relationship between the additional incentive and the likelihood of the attainment of individual objectives. Based upon the criteria enumerated above, all of the executive officers of the Company were granted options in Fiscal 1997.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Ms. Chatfield served as the Chief Executive Officer of the Company from February 1995 until her resignation effective May 1, 1998. Like that of the other executive officers of the Company, Ms. Chatfield's compensation was established in accordance with the foregoing guidelines applicable to all executive officers. Ms. Chatfield's base salary for Fiscal 1997 was established by the Committee, after consideration of a number of factors, in an attempt to bring her base salary within the range of the average salaries of CEO's of comparably-sized companies and to compensate her for her long-term contributions to the Company, such as demonstrated leadership ability, management development skills and ability to anticipate and respond to changing market and economic conditions. In Fiscal 1997, Ms. Chatfield was eligible to receive an incentive bonus in an amount ranging from 65% to 130% of her current base salary, subject to the Company's achievement of specific short-term financial goals. In Fiscal 1997, the Company did not meet the threshold payout levels under the bonus plan and, in accordance with the terms thereof, Ms. Chatfield did not receive a bonus. In February 1997, after applying the guidelines outlined above, the Board granted to Ms. Chatfield an option to purchase 65,000 shares of the Common Stock of the Company at an exercise price of $4.75, which was fair market value of the stock on the grant date. The terms of Ms. Chatfield's employment agreement are described in the section entitled "Employment Contracts and Change of Control Arrangements."

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code denies a deduction to any publicly held corporation for certain compensation paid to certain executive employees in a taxable year to the extent that the compensation exceeds $1,000,000. However, certain performance-based compensation is not included in calculating the $1,000,000 threshold. Stock options may qualify for this exclusion if the plan under which they are granted meets certain conditions. The Stock Plan currently contains limitations on the number of shares underlying options that may be granted to an optionee within any fiscal year, and, to the extent appropriate, the Company intends to take the necessary steps to conform its compensation practices to comply with the $1,000,000 compensation deduction limit under Section 162(m) of the Code. The Committee does not believe that other components of the Company's compensation are likely to exceed $1,000,000 annually for any executive officer in the foreseeable future and, therefore, has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. In the future, the Committee will reconsider this decision in the event that the individual compensation of any of the Company's executive officers approaches the $1,000,000 level.

                                THE COMPENSATION  COMMITTEE

                                PEARSON C. CUMMIN III
                                JULIUS JENSEN III
                                PETER L. HARRIS

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock with the cumulative total return of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) ("Nasdaq Market Index") and the CRSP Total Return Industry Index for Nasdaq Retail Trade Stocks ("Retail Index") for the five year period ending on January 31, 1998.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG NATURAL WONDERS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE NASDAQ RETAIL TRADE INDEX


Natural Wonders, Inc.      $100.00  $ 34.12  $ 19.41  $ 13.53  $ 24.71  $ 20.59
Nasdaq Stock Market - US   $100.00  $114.41  $110.26  $156.76  $203.28  $240.23
Nasdaq Retail              $100.00  $106.68  $ 95.63  $107.96  $132.60  $155.04


(1) Assumes an initial investment of $100.00 on January 30, 1993. The total return for the Company's stock and for each index assumes the reinvestment of dividends, although no cash dividends have ever been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices at 4209 Technology Drive, Fremont, California 94538 no later than February 10, 1999, and (ii) must satisfy the conditions established by the SEC for stock holder proposals to be included in the Company's Proxy Statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.


                                         By Order of the Board of Directors

                                         PEARSON C. CUMMIN III
                                         CHAIRMAN

Dated:  May 18, 1998

NTW94 6


                                 DETACH HERE

                                   PROXY

                            NATURAL WONDERS, INC.

                 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               OF THE COMPANY

   The undersigned hereby appoints Pearson C. Cummin III as the undersigned's true and lawful agent and proxy, with full power to represent the undersigned and to vote all the shares of the stock of Natural Wonders, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the principal offices of the Company located at 4209 Technology Drive, Fremont, California 94538, on Wednesday, June 10, 1998 at 9:00 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement and (2) in his discretion upon such other matters as may properly come before the meeting.

   The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and
(3) Annual Report of the Company for the fiscal year ended January 31, 1998.

-------------                                                   -------------
 SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
     SIDE                                                            SIDE
------------                                                    -------------

                                 DETACH HERE

NTW94 6

    PLEASE MARK
/X/ VOTES AS IN
    THIS EXAMPLE.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO
SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

1. To elect two (2) Class II directors, each to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

Nominees:           Peter G. Hanelt and Julius Jensen III

                      FOR           WITHHELD
                      / /             / /
                                                       MARK HERE
/ / ---------------------------------------            FOR ADDRESS   / /
    For both nominees except as noted above            CHANGE AND
                                                       NOTE BELOW


2. To approve amendments to the Natural Wonders, Inc.
   1993 Amended and Restated Omnibus Stock Option Plan    FOR  AGAINST ABSTAIN
   (the "Stock Plan") (i) to increase the maximum         / /     / /     / /
   aggregate number of shares of Common Stock that may be issued under the Stock Plan from 2,000,000 shares to 2,500,000 shares, (ii) to increase the limit on the number of shares of Common Stock underlying options granted to one optionee within any fiscal year from 100,000 shares to 200,000 shares, and (iii) to increase the limit on the number of shares of Common Stock underlying options granted in the form of a one-time grant to a newly-hired employee from 200,000 shares to 700,000 shares.

3. To approve an amendment to the Natural Wonders, Inc.   FOR  AGAINST ABSTAIN
   1993 Outside Directors Stock Option Plan (the          / /     / /     / /
   "Directors Plan") to increase the maximum number of shares of Common Stock of the Company which may be issued under the Directors Plan from 150,000 shares to 250,000 shares.

4. To ratify the appointment of Deloitte & Touche LLP     FOR  AGAINST ABSTAIN
   as the independent auditors of the Company for the     / /     / /     / /
   fiscal year ending January 30, 1999.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Sign exactly as each name appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. If signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please provide your full title. If shares of stock are held of record by a partnership or limited liability company, please have an authorized person sign in the partnership or limited liability company name. Please date the Proxy.

THANK YOU FOR YOUR VOTE.

Signature:__________   Date:__________  Signature:__________   Date:__________